Exhibit 3.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS OF EXTRA SPACE STORAGE INC.

Pursuant to Article XIV of the Amended and Restated Bylaws (the “Bylaws”) of Extra Space Storage Inc., the Bylaws are hereby amended, effective as of December 22, 2014, as follows:

Article II, Section 8 is hereby deleted in its entirety and replaced with the following:

“Section 8. VOTING. A nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. However, directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present for which (a) the secretary of the Corporation receives notice that a stockholder has nominated an individual for election as a director in compliance with the requirements of advance notice of stockholder nominees for director set forth in Article II, Section 12 of these Bylaws, and (b) such nomination has not been withdrawn by such stockholder on or before the close of business on the tenth day before the date of filing of the definitive proxy statement of the Corporation with the Securities and Exchange Commission, and, as a result of which, the number of nominees is greater than the number of directors to be elected at the meeting. Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the charter of the Corporation. Unless otherwise provided by statute or by the charter, each outstanding share, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.”

EXTRA SPACE STORAGE INC.

CERTIFICATE OF AMENDMENT OF BYLAWS

The undersigned hereby certifies that she is the duly elected, qualified, and acting Secretary of Extra Space Storage Inc., a Maryland corporation, and that the foregoing amendments to the corporation’s amended and restated bylaws were duly adopted by the corporation’s board of directors on December 22, 2014.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 22nd day of December, 2014.

/s/ Gwyn G. McNeal
Secretary